Exhibit 4.11

NATIONAL ATLANTIC HOLDINGS CORPORATION

NONSTATUTORY STOCK OPTION PLAN

MAY 1996

As Amended
at
August, 2001

NATIONAL ATLANTIC HOLDINGS CORPORATION
NONSTATUTORY STOCK OPTION PLAN

1. Purpose.

     The purposes of this Plan are to encourage stock ownership by key management employees of NATIONAL ATLANTIC HOLDINGS CORPORATION (the “Company”) and the Company’s Subsidiary Companies (“Subsidiary Companies”), to provide an incentive for such employees to expand and improve the profits and prosperity of the Company and Subsidiary Companies, and to assist the Company and Subsidiary Companies in attracting and retaining key personnel through the grant of Options to purchase shares of the Company’s common stock.

2. Definitions.

     As used in this Plan, the following terms shall have the meanings as set forth below:

     2.1 “Board” shall mean the Board of Directors of the Company.

     2.2 “Change of Control” shall mean the transfer of Shares representing more than fifty percent (50%) of the voting power of the Company.

     2.3 “Committee” shall mean the Compensation Committee composed of the Chief Executive Officer of the Company, the President of all Subsidiary Companies and such other individuals that may be appointed from time to time by the Board.

     2.4 “Company” shall mean NATIONAL ATLANTIC HOLDINGS CORPORATION.

     2.5 “Date of Expiration” shall mean the date which is ten (10) years after the Date of Issuance.

     2.6 “Date of Issuance” shall mean the date on which each Eligible Employee and the Company shall execute an Employee Stock Option Agreement.

     2.7 “Date of Retirement” shall mean the date on which the Eligible Employee shall attain the age of sixty-five (65) years.

     2.8 “Eligible Employee” shall mean the Directors and Executive Officers of the Company; the Directors and Executive Officers of all Subsidiary Companies, and such other Officers and Directors of the Company and/or any Subsidiary Companies that the Board may from, time to time determine.

     2.9 “Employee Stock Option Agreement” shall mean an agreement in the Form of Exhibit A attached hereto, which shall be executed by the Participant and the Company pursuant to Section 7.1 of the Plan.

     2.10 “Option” shall mean a right to purchase a designated number of shares of Class B Nonvoting Common Stock of the Company, granted pursuant to the Plan as set forth in an Employee Stock Option Agreement.

     2.11 “Option Price” shall mean one hundred five percent (105%) of the G.A.A.P. book value of one (1) share of the Company as of the Allocation Valuation Date multiplied by the number of Shares receivable upon exercise of the Option.

     2.12 “Participant” shall mean an Eligible Employee of the Company or any of its Subsidiary Companies to whom an Option is granted under the Plan.

     2.13 “Plan” shall mean this National Atlantic Holdings Corporation Nonstatutory Stock Option Plan.

     2.14 “Plan Year” shall mean the year beginning January l and ending December 31.

     2.15 “Shares” shall mean all classes of Voting and Nonvoting Common Stock in the Company.

     2.16 “Share Repurchase Agreement” shall mean the National Atlantic Holdings Corporation Stock Repurchase Agreement previously entered into by the Company and a Participant or hereafter entered into by the Company and a Participant pursuant to Section 7.2 of the Plan.

     2.17 “Subsidiary Companies” shall mean any corporation, all of the common stock of which is owned by the Company.

     2.18 “Valuation Date” shall mean December 31 of the calendar year immediately preceding the Date of Issuance.

3. Administration of Plan.

     3.1 The Committee shall be responsible for the administration of the Plan, and determining among other things, who is an Executive Officer of the Company and its Subsidiary Companies.

     3.2 The Committee shall hold meetings upon such notice at such place or places, and at such time or times as the members shall determine from time to time. The Committee may delegate ministerial duties to one or more employees of the Company or Subsidiary Companies and may authorize one or more employees or any agent to execute or deliver any instrument or make any payment on behalf of the Committee or may employ or engage such persons as may reasonably be required or desirable in carrying out the provisions of this Plan.

     3.3 The Board shall set forth the manner in which the Committee shall operate (e.g., number of members to serve on the Committee, majority or unanimous consent, actions by resolution or meeting, etc.).

     3.4 Annually, the Committee shall determine, in its sole discretion, subject to the provisions of the Plan, whether Options will be issued to Participants and the number of Shares subject to each Option to be granted to each type of Eligible Employee.

     3.5 In addition to such other rights and indemnifications as they may have, the members of the Committee shall be indemnified by the Company against all costs and expenses incurred by them or any of them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action or failure to act under or in connection with the Plan or any award granted pursuant thereto and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any action, suit or proceeding; provided that upon institution of any such action or proceeding, the person desiring indemnification shall give the Company opportunity, at its own expense, to handle and defend the same.

     3.6 The Company shall bear all costs and expenses incident to the administration of the Plan.

     3.7 The Committee shall administer the Plan and construe its provisions; any determination by the Committee in carrying out, administering or construing this Plan shall be final and binding for all purposes and upon all interested persons and their heirs, successors, and personal representatives.

4. Reservation of Shares of Stock.

     4.1 There will be reserved for issuance upon the exercise of an Option by a Participant under the Plan, the number of Class B Nonvoting Common Shares of the Company sufficient to satisfy the requirements of the Plan (the “Option Share Reserve”). Such shares may be in whole or in part, as the Board shall from time to time determine, authorized and unissued shares of Class B Nonvoting Common Stock or issued shares of Class B Nonvoting Common Stock which shall have been reacquired by the Company. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for the purposes of the Plan.

     4.2 In the event that the shares of Class B Nonvoting Common Stock of the Company should, as a result of a stock split or stock dividend or combination of shares or any other change, or exchange for other securities, by reclassification, reorganization, merger, consolidation, recapitalization or otherwise, be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, the number of shares then remaining in the Option Share Reserve shall be appropriately adjusted to reflect such action. If any such adjustment shall result in a fractional share, such fraction shall be disregarded. Upon the issuance of Options hereunder, the Option Share Reserve shall be reduced in proportion to the number of shares subject to such Options, as set forth in the Employee Stock Option Agreements. Distributions of Shares resulting from the exercise of an Option may, as the Board shall in its sole discretion determine, be made from authorized but unissued shares or from treasury shares. All authorized and unissued shares issued as the result of the exercise of an Option in accordance with the Plan shall be fully paid and non-assessable shares and free from preemptive rights.

5. Eligibility: Issuance of Options.

     5.1 During each complete Plan Year in which an Eligible Employee serves in one of the categories described below and the Committee, pursuant to Section 3.4, determines that Options shall be issued, each Eligible Employee shall receive an Option to purchase the number of Shares of the Company’s Class B Nonvoting Common Stock, as determined by the Committee under Section 3.4 of the Plan.

     5.2 If a Participant has been employed in more than one of the Eligible Employee categories in each year in which Options are issued to Participants, the maximum a Participant can receive each plan year is an Option for the number of shares of the Company’s Class B Nonvoting Common Stock equal to only one Board seat, no matter how many seats are held and one Executive Officership, no matter how many Officerships are held.

     5.3 If the Committee determines to issue Options to Eligible Employees pursuant to Section 3.4, such Options shall be issued to Eligible Employees the year following the Plan Year.

6. Payment and Representations Required of Participants.

     6.1 Upon the issuance of an Option, the Participant and the Company shall execute an Employee Stock Option Agreement in writing, in form and substance as set forth in Exhibit A attached hereto.

     6.2 Upon the issuance of an Option, if a Participant has not previously entered into a Share Repurchase Agreement with the Company, the Participant and the Company shall execute a Share Repurchase Agreement in writing, in form and substance as set forth in Exhibit B attached hereto.

7. Terms and Conditions of Options.

     7.1 The Option Price for each Share purchased pursuant to the exercise of an Option shall be paid in full in cash at the time of the exercise of the Option under the Plan. Otherwise, an exercise of any Option granted under the Plan shall be invalid and of no effect. Promptly after the exercise of an Option and the payment of the full Option Price, the Participant shall be entitled to the issuance of a stock certificate evidencing his ownership of such Stock. A Participant shall have none of the rights of a shareholder until Shares are issued to the Participant, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

     7.2 Certificates of stock issued upon the exercise of an Option shall be imprinted with the following legend, in addition to such other legends as counsel to the Company may deem appropriate:

RESTRICTED SHARES

The Shares represented by this certificate are issued and held subject to the restrictions on transfers and other matters contained in the Certificate of Incorporation of the Corporation, as such is amended and may be amended from time to time, a certain Share Repurchase Agreement by and among the Corporation and its Shareholders, and the Nonstatutory Stock Option Plan of the Company which are available for inspection at the offices of the Corporation. Transfer of the Shares represented by this certificate cannot be made except upon compliance with such provisions, of which notice is hereby given. The Corporation will mail to any person affected by such restrictions, a copy thereof, without charge, within five (5) days after receipt of a written request therefor.

The Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws. They may not be sold or offered for sale in the absence of an effective registration statement as to the securities under said act and any applicable state securities law or an opinion of counsel satisfactory to the Corporation that such registration is not required.

     7.3 Each Option shall be exercisable in exchange for up to but not in excess of the number of Shares of Class B Nonvoting Common Stock of the Company as specified in the Employee Stock Option Agreement.

     7.4 The Participant may not exercise the Option until the earliest to occur of the following events:

(a)	Three (3) years from the Date of Issuance,

(b)	The Date of Retirement of the Participant or, in the case of a Director of the Company or a Subsidiary Company, the date of expiration of the Director’s term,

(c)	The Date of Change of Control, or

(d)	Upon the date of an offering of shares in the Company and/or any of its affiliates through an initial public offering in which the securities of the Company and/or any of its affiliates are registered under the Securities Act of 1933, as amended.

     7.5 The Participant may not exercise an Option after the Expiration Date.

     7.6 The Participant may not sell, exchange, transfer, pledge, hypothecate or otherwise dispose of an Option or the Shares received upon the exercise of an Option except in accordance with the terms of this Plan and the Share Repurchase Agreement.

     7.7 Any and all unexercised Options issued to a Participant shall be of no force and effect following the termination of the Participant’s employment with the Company or any Subsidiary Company for any reason other than death, with or without cause; provided, however, that if the Participant dies while in the employ of the Company, the provisions of Section 8 shall apply.

8. Rights in Event of Death.

     If a Participant dies without having fully exercised his or her Options, the executors or administrators, or legatees or heirs, of his or her estate shall have for ninety (90) days following the Participant’s death, the right to exercise such Options; provided, however, that in no event shall the Options be exercisable more than ten years from the date they were granted.

9. No Obligation to Exercise Option.

     The granting of an Option shall impose no obligation upon the Participant to exercise such Option.

10. Nonassignability.

     Options shall not be transferable other than by will or by the laws of descent and distribution (subject to Section 8, above), and during a Participant’s lifetime shall be exercisable only by such Participant.

11. Limitations.

     11.1 Except as specifically provided herein, no person shall at any time have any right to receive an Option hereunder and no person other than the Committee shall have authority to enter into an agreement for the making of an allocation or to make any representation or warranty with respect thereto.

     11.2 Participants who receive an Option hereunder shall have no rights in respect thereof except as set forth in the Plan.

     11.3 Neither the action of the Company in establishing the Plan or entering into any Share Repurchase Agreement, nor any action taken by it or by the Board or the Committee under the Plan or any Share Repurchase Agreement, nor any provision of the Plan or any Share Repurchase Agreement, shall be construed as giving to any person the right to be retained in the employ of the Company or any Subsidiary Company.

12. Amendment, Suspension or Termination of the Plan in Whole or in Part.

     The Board may amend, suspend or terminate the Plan in whole or in part at any time; provided that such amendment shall not affect adversely the accrued rights of Participants under the Plan.

13. Effective Date.

     The Plan shall be effective as of January 1, 1995.

14. Governing Law.

     The Plan shall be governed by the laws of the State of New Jersey.

Exhibit A
Option Agreement

     This Agreement, made this        by and between National Atlantic Holdings Corporation, a corporation organized under the laws of the State of New Jersey (the “Company”), and        (the “Optionee”),

     WITNESSETH THAT:

     WHEREAS, the Optionee is an employee of the Company or one of the Company’s Subsidiary Companies (“Subsidiary Companies”) whose services are, in the opinion of the management of the Company, important to the continued future financial success of the Company, and

     WHEREAS, the Company desires to create an opportunity for the Optionee to invest in the stock of the Company upon favorable terms in order to give the Optionee a proprietary interest in the Company, in order to ally the Optionee’s interests more closely with those of the Company, and in order to help secure to the Company the continued availability of the Optionee’s services,

     NOW THEREFORE, the parties hereto agree as follows:

     1. The Company hereby grants to the Optionee the option (“Option”) to purchase from the Company up to but not exceeding in the aggregate      shares of the no par value Class B Nonvoting Common Stock of the Company (hereinafter referred to as the “Shares”) at a price of        per Share, subject to the following terms and conditions.

     2. This Option is not immediately exercisable. This Option shall not become exercisable until the earliest to occur of the following events:

(a) Three (3) years from the Date of Issuance;

(b) The Date of Retirement of the Participant or, in the case of a Director of the Company or a Subsidiary Company, the date of expiration of the Director’s term;

(c) The Date of Change of Control; or

(d) Upon the date of an offering of shares in the Company and/or any of its affiliates through an initial public offering in which the securities of the Company and/or any of its affiliates are registered under the Securities Act of 1933, as amended.

     3. The Option hereby granted shall terminate and be of no force and effect upon the happening of the first of the following events:

(a) At the expiration of ten (10) years from the date of this agreement;

(b) At the termination of the Optionee’s employment with both the Company and a Subsidiary Company for any reason other than death, with or without cause; provided, however, that if the Optionee dies while in the employ of the Company, subparagraph (c) hereof shall apply; or

(c) At the expiration of ninety (90) days after the date of death of the Optionee if the Optionee dies while in the employ of the Company.

     4. Subject to the limitations set forth hereinabove, this Option may be exercised by written notice mailed to the Company at 303 West Main Street, Freehold, New Jersey 07728, which shall (a) state the number of shares with respect to which the Option is being exercised, and (b) be accompanied by a check, cash, or money order in the full amount of the purchase price.

     5. This Option is not transferable. The Optionee’s rights under this agreement are personal. No pledge, encumbrance, hypothecation, assignment or transfer of the Optionee’s rights under and interest in this Option may be made other than by will or by operation of the laws of descent and distribution. This Option is exercisable during the lifetime of the Optionee only by the Optionee, and after the Optionee’s death (in cases where paragraph 3 (c) hereof is applicable) only by the Optionee’s legal representative, duly confirmed by the court having jurisdiction over the Optionee’s succession.

     6. Any Shares acquired by the Optionee through the exercise of this Option shall be subject to the conditions, limitations and restrictions set forth in the National Atlantic Holdings Corporation Nonstatutory Stock Option Plan (the “Plan”) and the Share Repurchase Agreement dated        , entered into by the Optionee and the Company (the “Share Repurchase Agreement”).

     The Optionee hereby acknowledges and agrees that a copy of each of the Plan and of the Share Repurchase Agreement has been provided to him/her/it, he/she/it is fully familiar with the terms, conditions and limitations of the Plan and the Share Repurchase Agreement; such terms, conditions and limitations are reasonable and appropriate, and such terms, conditions and limitations shall affect and limit all shares of the Company into which the Option granted hereunder is convertible.

     7. The provisions of this agreement shall apply to Class B Common shares of stock of the Company that the Optionee or his or her heirs or permitted transferees may at any time acquire under or by reason of this agreement. The provisions of this agreement shall inure to, and be binding upon, the heirs, executors, administrators, successors, and assigns of the parties hereto. The parties hereto agree that all certificates representing shares at any time issued to the Optionee pursuant to an exercise of this Option shall bear a legend as set forth in the Plan and the Share Repurchase Agreement. Any transfer or encumbrance of the shares is expressly subject to the terms of this agreement and any purported transfer, pledge, hypothecation or encumbrance of shares in violation of this agreement shall be void.

     8. This Option is subject in all respects to the terms and provisions of the Plan, which has been adopted by the Company and is incorporated herein by reference and the Share Repurchase Agreement.

     9. This Option may not be exercised if the issuance of shares of Common Stock of the Company upon such exercise would constitute a violation of any applicable Federal or State securities or other law or valid regulation. The Optionee, as a condition to his or her exercise of this Option, shall represent to the Company that the shares of Common Stock of the Company that he or she acquires under this Option are being acquired by him or her for investment and not with the present view to distribution or resale, unless counsel for the Company is then of the opinion that such a representation is not required under the Securities Act of 1933 or any other applicable law, regulation, or rule of any governmental agency.

     10. The Optionee acknowledges receipt of a copy of the Plan, a copy of which is annexed hereto, and represents that he or she is familiar with the teens and provisions thereof. The Optionee hereby accepts this Option subject to all the terms and provisions of the Plan and the Share Repurchase Agreement. The Optionee hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Board of Directors and, where applicable, the Stock Option Plan Committee, upon any questions arising under the Plan. As an Optionee authorizes the Company to withhold in accordance with applicable law from any regular cash compensation payable to him or her any taxes required to be withheld by the Company under federal, state, or local law as a result of his or her exercise of this Option.

THUS DONE AND EXECUTED on the month, day, and year first hereinabove written, at Freehold, New Jersey.

(Type Name) Optionee

Cynthia L. Codella, Secretary

Exhibit B
Share Repurchase Agreement

     This is an Agreement, made on        between        residing at        (the “Shareholder”) and National Atlantic Holdings Corporation (the “Corporation”), a New Jersey corporation located at 303 West Main Street, Freehold, New Jersey 07728.

STATEMENT OF FACT:

     A. The authorized capital of the Corporation is 200,000 shares of common stock.

     B. The Shareholder has received an Option to purchase        shares of the Class B Nonvoting Stock of the Corporation, directly from the Corporation.

     C. The Corporation owns the majority of the common stock of several subsidiary companies (“Subsidiary Companies”).

     D. Proformance Insurance Company (“Proformance”), a New, Jersey insurance company authorized to transact property and casualty insurance in the State of New Jersey, is a wholly owned Subsidiary Company of the Corporation.

     E. The parties hereto believe that their best interests will be served by imposing certain restrictions and limitations on the future sale and purchase of the Shares.

     NOW THEREFORE, it is hereby agreed as follows:

     1. Definitions. For the purposes of this Agreement the following terms shall have the meaning defined in this Article 1.

     1.1 “Transfer” shall mean any disposition (including, without limitation, gifts, sales, assignments, pledges, encumbrances, bequests, and all other inter vivos or testamentary dispositions) whether voluntary or involuntary, or pursuant to court order or by operation of law.

     1.2 “Shares” shall mean all shares of capital of the Corporation now or hereafter acquired by the Shareholder.

     1.3 “Permitted Transferee” shall mean a licensed New Jersey insurance agent who (i) has been determined, in the sole discretion of the Corporation’s Board of Directors, to be an acceptable insurance agent of the Corporation, the Subsidiary Companies or any affiliated company and (ii) who has entered into an Agency Agreement with the Corporation or any Subsidiary Company either individually, or on behalf of a New Jersey licensed insurance agency employing such agent, or any other person as approved by the Committee and Board of Directors of the Corporation.

     2. Entire Agreement. This Agreement represents the sole and entire understanding of the parties regarding the sale and purchase of the Shares, new or hereafter acquired by the Shareholder directly from the Corporation, and supersedes any and all other oral or written agreements among them, which are hereby rendered null and void.

     3. Limitation On Transfer of Shares.

     3.1 Limitation. The Shareholder may not Transfer any of his Shares except as expressly permitted by this Agreement, including without limitation, the provisions of Article 4.

     3.2 Reasonable Restraint. The Shareholder recognizes and acknowledges that the restraints imposed in this Agreement on the disposition of his Shares are fair and reasonable in consideration of their absolute necessity for the proper conduct of the business of the Corporation and the provisions of this Agreement providing a market for the Shares.

     4. Limitations on Transfers; Corporation’s Right of First Refusal.

     The Shareholder may not Transfer all or any of his Shares for a period of two (2) years from and after the date of this Agreement (the “Holding Period”), except pursuant to the following terms and conditions:

     (a) If, during the Holding Period the Shareholder receives a bona fide offer to purchase all or any of his Shares from a third party who is a Permitted Transferee and the Shareholder desires l;o transfer all or any of his Shares, he shall give the Corporation written notice of his intention to do so. Such, written notice shall set forth the material terms and conditions of the bona fide offer, including, but not limited to, the purchase price of the Shares.

     (b) The Corporation shall have the first right to purchase all or any part of the Shareholder’s Shares offered for sale.

     (c) If the Corporation desires to exercise the option herein contained, it shall give written notice to the Shareholder no later than thirty (30) days from the date of the Shareholder’s notice, setting forth the number of the Shareholder’s shares it wishes to purchase. Any such purchase by the Corporation shall be effectuated in the manner and upon the terms and conditions set forth in Article 5 of this Agreement. The closing of any transaction of purchase and sale by the Corporation pursuant to this Section shall be held at the Corporation’s counsel’s business office at 10.00 a m., seventy-five (75) days after the date of the Shareholder’s notice of his intention to sell the Shares.

     (d) In making the determination of whether, and to what extent the Corporation wishes to exercise the right granted herein to purchase the Shareholder’s shares, the Shareholder (in his capacity as officer, director, shareholder or otherwise) shall take any and all affirmative action necessary to effectuate whatever course of action the Corporation’s other shareholders desire to take on behalf of the Corporation.

     (e) If the Corporation does not purchase all of the Shares described in the Shareholder’s notice, the Shareholder shall be free to transfer the remaining Shares described in the notice free of the provisions of this Agreement for a period of 6 months after the Shareholder’s notice, except that (A) the Shareholder can only sell his Shares on the same terms and conditions as set forth in his notice pursuant to Section 4 (a) and (B) the transferee shall remain subject to the restrictions on transfers and other matters contained in the Certificate of Incorporation of the Corporation, as amended from time to time, and a certain Share Repurchase Agreement by and among the Corporation and its shareholders, and the transferee shall be required to execute a Share Repurchase Agreement in the same form as that certain Share Repurchase Agreement previously entered into by the transferor and the Corporation.

     5. Closing and Payment of Purchase Price.

     5.1 At the closing of any purchase and sale between the Corporation and the Shareholder pursuant to this Agreement, the Shareholder shall deliver:

     (a) Certificates representing the Shares which arc being purchased and sold pursuant to this Agreement, endorsed in Blank;

     (b) All documents which counsel for the Corporation shall reasonably deem necessary or advisable in order to accomplish a complete transfer of the Shares to the Corporation; and

     (c) If the Shareholder transfers all of his Shares, the written resignation of the Shareholder as an officer, director and employee of the Corporation and/or a Subsidiary Company.

     5.2 Payment of the total purchase price due to the Shareholder, in any purchase of Shares by the Corporation pursuant to Section 4 of this Agreement, shall be made as follows:

     (a) If the Corporation has assigned its right to purchase the Shares to any third party as permitted by this Agreement, said third party shall pay at the closing, an amount equal to the total purchase price;

     (b) If the Corporation has not assigned its right to purchase the Shares to a third party, then the Corporation shall pay at closing, and periodically thereafter pursuant to a Note in the form of Exhibit I attached hereto, such amounts as it is able to pay, subject to the following conditions precedent:

     (i) The Corporation must have cash on hand to enable it to make a payment to the Shareholder without adversely impairing the Corporation’s and any Subsidiary Company’s ability to operate safely and efficiently pursuant to the regulations of the New Jersey Department of Insurance;

     (ii) Any disbursements made by the Corporation or any Subsidiary Company for the purpose of making any payment to the Shareholder shall not cause the capital and surplus of the Corporation or any Subsidiary Company to become “impaired” as defined by N.J.S.A. 17B:32-1(a) as amended from time to time. The parties acknowledge that at the present time, Proformance’s capital and surplus would be deemed “impaired” if its capital and surplus were to fall below $3,200,000; and

     (c) Interest shall accrue on the outstanding balance of the total purchase price, if any, due to the Shareholder from and after the closing, at the minimum rate of interest necessary under the Internal Revenue Code of 1986, as amended, to avoid an imputed rate of interest under the Code. Any payment of principal and interest to the Shareholder after closing shall he subject to the same conditions precedent set forth above regarding the payment of the portion of the purchase price at closing.

     5.3 The Corporation shall have the right to offset against the payment or payments of the purchase price due from it to the Shareholder, the amount of all sums due from the Shareholder to the Corporation and/or any Subsidiary Company, and to the extent so credited against the purchase price, such loan or other indebtedness shall be deemed to be and shall be canceled and discharged. Such credit against the purchase price shall be made regardless of the due date of any such loan or other indebtedness.

     6. Insufficient Surplus. If, at the time of closing, under Articles 4 or 5, the surplus of the Corporation is less than the total purchase price, then the Corporation and the Shareholder shall take such action which, in the opinion of counsel for the Corporation, will be legally permissible to enable the Corporation to increase its surplus either by reducing its capital stock or by a reappraisal of its assets, or otherwise, to an amount equal to the total purchase price. Notwithstanding the foregoing, the Corporation shall not be required to take any action which, in the opinion of counsel for the Corporation and its Board of Directors, would cause the capital of any of the Subsidiary Companies to become “impaired” as previously defined or adversely impact any Subsidiary Company’s ability to operate safely and efficiently. Any action taken by the Corporation to increase its surplus pursuant to this Article 6 shall be subject to prior written approval of the New Jersey Department of Insurance.

     7. Right to Consult Counsel. The Shareholder represents and warrants that he has read and fully understands the section of the Corporation’s Private Placement Memorandum entitled “Risk Factors”. The Corporation and the Shareholder recognize that the law firm of Riker, Danzig, Scherer, Hyland & Perretti (the “Law Firm”) represents the Corporation with respect to the preparation and execution of this Agreement, the offering of the Shares by the Corporation and the transactions contemplated hereby and thereby. The Shareholder represents that he has the opportunity to seek and obtain independent legal counsel and he has not been represented by the Law Firm with regard to the review and execution of the Agreement, the purchase of Shares offered by the Corporation and the transactions contemplated hereby and thereby. In addition, the Shareholder hereby agrees that the Law Firm may represent the Corporation, on any matter in the future. The Shareholder waives any conflict of interest which has arisen or may arise by virtue of the Law Firm’s representation of the Corporation or any of the Incorporators, unless the Shareholder hereafter gives notice to the Incorporators, unless the Shareholder hereafter gives notice to the Law Firm to the contrary with respect to any matter.

     8. Notice. Whenever under the provisions of this Agreement notice is required to be given, it shall be in writing and shall be deemed given when mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to the Shareholder at his address as set forth herein, or to such other address as may appear on the record books of the Corporation, and addressed to the Corporation at its principal business office.

     9. Miscellaneous.

     9.1 Amendments. This Agreement may not be amended or supplemented at any time unless by a writing executed by the parties hereto, and all such amendments and supplements shall, except as otherwise provided hereinafter, be binding upon all other persons interested herein

     9.2 Impairment of Rights. No amendment, supplement or termination of this Agreement shall affect or impair any rights or obligations which have theretofore matured hereunder.

     9.3 Further Assurances. All parties will take such further action and execute such other documents as are reasonably necessary to effectuate the purposes, terms and conditions of this Agreement.

     9.4 Partial Invalidity. The invalidity off any portion of this Agreement shall not affect the validity of the remainder of this Agreement.

     9.5 Assignment. The Corporation may assign any or all of its rights or obligations under this Agreement to any other person or entity without the prior consent of the Shareholder. The Shareholder may not assign any of his rights or obligations under this Agreement without the prior consent of the Corporation.

     9.6 Binding on Successors. This Agreement shall be binding upon and shall inure to the benefit of all of the parties hereto, and to their respective heirs, executors, administrators, successors and assigns, and shall be binding upon any person to whom any Shares are Transferred in violation of the provisions of this Agreement (whether voluntarily, pursuant to court order, by operation of law or otherwise), and the heirs, executors, administrators, successors or assigns of such person. Notwithstanding the foregoing, any obligation off the Corporation to purchase Shares under this Agreement shall apply only to Shares owned by the Shareholder or the Shareholder’s estate.

     9.7 Termination. This Agreement shall terminate upon the written consent of the parties or upon the occurrence of any of the following events:

     (a) The adjudication of the Corporation as a bankrupt, or the execution by the Corporation of an assignment for the benefit of creditors.

     (b) The voluntary or involuntary complete liquidation of dissolution of the Corporation.

     9.8 Governing Law. This Agreement shall be governed by the laws of the State of New Jersey.

     9.9 Captions. Any paragraph, title or caption contained in this Agreement is for convenience only, and shall not in any way be construed to define, describe or limit the terms hereof.

     9.10 Restrictive Legend. All certificates representing the Shares now or hereafter issued shall be endorsed as follows:

     The Shares represented by this certificate are issued and held subject to the restrictions on the transfers and other matters contained in the Certificate of Incorporation, as such as amended and may be amended from time to time, and a certain Share Repurchase Agreement by and among the Corporation and its Shareholders, which are available for inspection at the offices of the Corporation. Transfer of the Shares represented by this certificate cannot be made except upon compliance with such provisions, of which notice is hereby given. The Corporation will mail to any person affected by such restrictions, a copy thereof, without charge, within five (5) days after receipt of a written request therefor.

     The Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws. They may not be sold or offered for sale in the absence of an effective registration statement as to the securities under said act and any applicable state securities law or an opinion of counsel satisfactory to the Corporation that such registration is not required.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seal, or caused these presents to be duly executed by their proper corporate officers, the day and year first above written.

Optionee

National Atlantic Holdings Corp.

By:

Cynthia L. Codella, Secretary

Exhibit I

PROMISSORY NOTE

PRINCIPAL AMOUNT:	DATE:

     FOR VALUE RECEIVED ___________ (“Maker”), hereby promises to pay to ___________ (“Holder”) the principal sum of ___________ together with interest on the unpaid balance accruing from and after the date hereof at the rate of (___%) percent per annum, [such rate being the minimum rate necessary under the Internal Revenue Code of 1986, as amended, to avoid an imputed rate of interest under the Code] payable in twenty-four (24) consecutive equal quarterly installments of principal and interest on the first business day in January, April, July and October commencing with the first such business day in, subject to the conditions, limitations and qualifications set forth in that certain Share Repurchase Agreement dated ___________ between Holder and Maker.

     This Note may be prepaid in whole or in part at any time without premium or penalty. Any such prepayment shall be credited against installments due in the inverse order of maturity.

     The full amount of the principal balance owing, and the accrued but unpaid interest thereon shall, at the election of the Holder, become immediately due and payable upon the occurrence of any of the following:

               (a) A default of Maker in the payment of any quarterly installments due pursuant to this Note, if such default shall continue for a period of thirty (30) days after written notice of such default shall have been mailed to Maker.

               (b) The commencement of proceedings in bankruptcy, proceedings for an arrangement, reorganization or readjustment of debtors, now or hereafter existing, whether instituted by or against Maker, provided that if an involuntary petition in bankruptcy is filed against Maker, such shall only constitute a default if the petition is not dismissed within sixty (60) days after being filed.

               (c) Application for the appointment of a receiver of the property of Maker.

               (d) The making of an assignment for the benefit of creditors by Maker.

               (e) The voluntary or involuntary complete liquidation or dissolution of Maker.

               (f) The provisions of this Note are severable, and the invalidity or unenforceability of any provision shall not alter or impair the remaining provisions of this Note.

               Whenever used, “Maker” and “Holder” shall be deemed to include the respective heirs, personal representatives, successor and assigns of Maker and Holder.

               IN WITNESS WHEREOF, the Maker has set his hand and seal or caused this Note to be properly executed by its proper corporate officers, and has affixed its corporate seal as of the date and year first above written.